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                                                                      Exhibit 23


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Savings Plan Committee
The Gillette Company:

We consent to the incorporation by reference in registration statement Nos. 33-59125 and 333-55790 on Form S-8 of The Gillette Company Employees' Savings Plan of our report dated June 29, 2005, with respect to the statements of assets available for plan benefits of The Gillette Company Employees' Savings Plan as of December 31, 2004 and 2003, and the related statements of changes in assets available for plan benefits for the years then ended, which report appears in the December 31, 2004, annual report on Form 11-K of The Gillette Company Employees' Savings Plan.

KPMG LLP

Boston, Massachusetts
June 29, 2005